As filed with the Securities and Exchange Commission on October 17, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bowne & Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-2618477 (I.R.S. Employer Identification Number)
345 Hudson Street
New York, New York 10014
(212) 924-5500
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Scott L. Spitzer, Esq.

Vice President, Associate General Counsel and Corporate Secretary
Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014
(212) 924-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Vincent Pagano, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☑
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to be		Offering Price Per		Aggregate Offering		Amount of
Securities to be Registered	Registered		Unit(1)		Price(1)		Registration Fee

5.00% Convertible Subordinated Debentures due October 1, 2033 of Bowne & Co., Inc.	$75,000,000		100%		$75,000,000		$6,067.50

Common Stock, $0.01 par value per share, of Bowne & Co., Inc.	4,058,445	(2)	—	(3)	—	(3)	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(2)	Reflects 4,058,445 shares of common stock of Bowne & Co., Inc. initially issuable upon conversion of the debentures at a rate of 54.1126 shares of common stock per $1,000 original principal amount of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of conversion rate adjustments, in circumstances described in the prospectus that is part of this registration statement.
(3)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2003

PROSPECTUS

Bowne & Co., Inc.
$75,000,000
5.00% Convertible Subordinated Debentures due October 1, 2033

     This prospectus relates to resales of our 5.00% Convertible Subordinated Debentures due October 1, 2033 issued in a private offering in September 2003 and 4,058,445 shares of our common stock issuable upon conversion of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of conversion rate adjustments, in circumstances described in this prospectus.

     The debentures and the shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the debentures or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the debentures or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 55 for additional information on the methods of sale.

     We will not receive any of the proceeds from the sale of the debentures or the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the debentures or the shares of common stock being registered in this registration statement.

     The debentures will mature on October 1, 2033. You may convert the debentures into shares of our common stock prior to their maturity or their prior redemption or repurchase by us initially at a conversion rate of 54.1126 shares of common stock per each $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $18.48 per share (subject to adjustment in certain circumstances), under the following circumstances:

•	the sale price of our common stock reaches specified thresholds;

•	the trading price of a debenture falls below a specified threshold;

•	specified credit rating events with respect to the debentures occur;

•	we call the debentures for redemption; or

•	specified corporate transactions occur.

     On October 13, 2003, the last reported sale price for the common stock on the New York Stock Exchange was $15.60 per share. The common stock is listed under the symbol “BNE”.

     The debentures bear interest at the rate of 5.00% per annum from September 24, 2003 until October 1, 2033. We will pay interest on the debentures on April 1 and October 1 of each year, commencing on April 1, 2004 until October 1, 2033, unless the debentures are earlier redeemed, repurchased or converted.

     The debentures are subordinated in right of payment to all of our existing and future senior debt and effectively subordinated to all indebtedness and all liabilities of our subsidiaries. As of June 30, 2003, the aggregate amount of our outstanding senior debt, as defined in this prospectus, was $195.0 million, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was $149.7 million. The debentures are issued only in denominations of $1,000 and integral multiples of $1,000.

     On or after October 1, 2008 we have the option to redeem all or a portion of the debentures that have not been previously converted at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of redemption.

     On October 1, 2008, October 1, 2013, October 1, 2018, October 1, 2023 and October 1, 2028, or in the event of a “Change in Control”, as described in this prospectus, you may require us to repurchase all or a portion of your debentures at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of repurchase. We will pay cash for any debentures so repurchased on October 1, 2008. Repurchases made on October 1, 2013, October 1, 2018, October 1, 2023 and October 1, 2028 or upon a “Change in Control” may be made at our option in cash, shares of our common stock or a combination of cash and common stock.

     The debentures are evidenced by a global debenture deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global debenture are shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

     We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotation system. The Debentures are eligible for trading in The PortalSM Market of the National Association of Securities Dealers, Inc.

     Investing in the securities offered in this prospectus involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2003

ADDITIONAL INFORMATION
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
THE DEBENTURES
SUMMARY HISTORICAL FINANCIAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITYHOLDERS
RECENT AMENDMENTS TO EXISTING SENIOR INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT AUDITORS
SIGNATURES
EXHIBIT INDEX
SPECIMEN OF COMMON STOCK CERTIFICATE
INDENTURE
REGISTRATION RIGHTS AGREEMENT
OPINION OF SIMPSON THACHER & BARTLETT LLP
OPINION OF PHILIP E. KUCERA, ESQ.
THIRD AMENDMENT TO THE NOTE PURCHASE AGREEMENT
SECOND AMENDMENT TO THE CREDIT AGREEMENT
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF KPMG LLP.
FORM T-1 STATEMENT OF ELIGIBILITY OF TRUSTEE

     You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

      As used in this prospectus, the terms “Bowne,” “the Company,” “we,” “our” and “us” refer to Bowne & Co., Inc. and its subsidiaries, unless the context otherwise requires. When we refer to “common stock” throughout this prospectus, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

ADDITIONAL INFORMATION

      This prospectus is part of a Registration Statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC. Bowne files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Bowne files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s Web site at www.sec.gov or through Bowne’s web site at www.bowne.com. However, the information on Bowne’s web site does not constitute a part of this prospectus. The web site addresses of the SEC and Bowne are intended to be inactive textual references only.

      In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and information later filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the selling securityholders have sold all the debentures or common stock issuable upon conversion of the debentures (excluding any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K):

•	Bowne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002,

•	Bowne’s Definitive Proxy Statement filed on April 9, 2003,

•	Bowne’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2003 and for the fiscal quarter and six-month period ended June 30, 2003,

•	Bowne’s Current Report on Form 8-K filed on May 8, 2003, August 12, 2003, September 11, 2003, and September 19, 2003, and

•	The description of our common stock set forth in our Post-Effective Amendment No. 1 to our Registration Statement on Form S-3, filed on August 13, 1998.

      You may request a copy of these filings at no cost by writing us at 345 Hudson Street, New York, New York 10014, or telephoning us at (212) 886-0614, Attention: Treasurer.

      If at any time we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of debentures, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such debentures and common stock issued on conversion thereof.

      You should rely only upon the information provided in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this prospectus, and in the documents incorporated by reference in this prospectus, including in the sections entitled “Summary” and “Risk Factors” and relate to, among other things, projections of revenues, earnings, earnings per share, cash flows, capital expenditures, working capital or other financial items, output, expectations regarding the acquisitions, discussions of estimated future revenue enhancements, potential dispositions and cost savings. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”,

ii

“predict”, “project”, “will” and similar terms and phrases to identify forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus.

      Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors”, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.

      Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors including, but not limited to:

•	general economic or capital market conditions affecting the demand for transactional financial printing or our other services;

•	competition based on pricing and other factors;

•	fluctuations in the cost of paper, other raw materials and fuel;

•	changes in postal rates and postal regulations;

•	seasonal fluctuations in overall demand for our services;

•	changes in the printing market;

•	our ability to integrate the operations of acquisitions into our operations;

•	the financial condition of our clients;

•	our ability to continue to obtain improved operating efficiencies;

•	our ability to continue to develop new services for our clients;

•	changes in the rules and regulations to which we are subject and the cost of complying with these rules and regulations, including environmental and health and welfare benefit regulations;

•	changes in the rules and regulations to which our clients are subject, such as the recent implementation of the Sarbanes-Oxley Act of 2002, which may result in decreased capital markets activity as issuers weigh enhanced liabilities against the benefits of conducting securities offerings;

•	the effects of war or acts of terrorism affecting the overall business climate;

•	loss or retirement of key executives or employees; and

•	natural events and acts of God such as earthquakes, fires or floods.

      Many of these factors are described in greater detail in our filings with the SEC, including those incorporated by reference in this prospectus. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus.

iii

THE DEBENTURES

      This prospectus relates to resales of $75,000,000 aggregate principal amount of the debentures and 4,058,445 shares of our common stock issuable upon conversion of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of conversion rate adjustments, in circumstances described in this prospectus.

      We issued and sold $75,000,000 aggregate original principal amount of the debentures on September 24, 2003, in a private offering to Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. (the “Initial Purchasers”). We have been advised by the Initial Purchasers that the debentures were resold in transactions which were exempt from registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

      The following is a brief summary of the terms of the debentures. For a more complete description of the debentures, see the section entitled “Description of the Debentures” in this prospectus.

Issuer	Bowne & Co., Inc.

Debentures	$75,000,000 aggregate principal amount of convertible subordinated debentures due October 1, 2033.

Issue Price	100% of the principal amount of each debenture.

Maturity	October 1, 2033, unless earlier redeemed, repurchased or converted.

Ranking	The debentures are our unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt (as defined in “Description of Debentures — Subordination”), which currently includes our $175.0 million revolving credit facility and $75.0 million of senior notes, among other indebtedness. The indenture for the debentures does not restrict the amount of senior debt or other indebtedness that we or any of our subsidiaries can incur. At June 30, 2003, we had $195.0 million of Senior Debt outstanding. See “Description of the Debentures — Subordination”.

The debentures are not guaranteed by any of our subsidiaries, and accordingly, the debentures are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including trade creditors. As of June 30, 2003, our subsidiaries had $149.7 million of indebtedness and other liabilities (excluding intercompany debt).

Interest	5.00% per year on the principal amount, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2004.

Conversion Rights	Holders may surrender debentures for conversion into shares of our common stock at the conversion rate then in effect under any of the following circumstances:

• during any conversion period before October 1, 2032, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of such conversion period is more than 120% of the conversion price on the first day of the conversion period;

• at any time after the sale price of our common stock on any date after October 1, 2032 is more than 120% of the conversion price then in effect;

• during the five consecutive business day period following any five consecutive trading-day period in which the average of the trading prices for a debenture was less than 95% of the average sale price of our common stock during such five trading-day period multiplied by the conversion rate then in effect;

• at any time that, and only for so long as, the credit rating assigned by either Moody’s Investor Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”), if any has been assigned, is reduced at least two notches below the initial credit rating assigned by such rating agency;

• if we call the debentures for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of the Debentures — Conversion Rights”.

For each debenture surrendered for conversion, the holder will receive 54.1126 shares of our common stock. This is equivalent to an initial conversion price of approximately $18.48 per share of our common stock. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest.

Redemption of Debentures at Our Option	On or after October 1, 2008, we may redeem for cash all or part of the debentures at any time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of redemption. For more information about our purchase of the debentures at the option of the holder, see “Description of the Debentures — Redemption by Bowne”.

Purchase of Debentures at Your Option	Each holder has the right to require us to repurchase all or any portion of that holder’s debentures on each of October 1, 2008, October 1, 2013, October 1, 2018, October 1, 2023 and October 1, 2028, at a purchase price equal to 100% of the principal amount of debentures to be repurchased, plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of repurchase. We will pay the repurchase price for any debentures repurchased on October 1, 2008 in cash. We may choose to pay the repurchase price of any debentures repurchased on October 1, 2013, October 1, 2018, October 1, 2023 or October 1, 2028 in cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to pay all or a portion of the repurchase price in shares of our common stock, we will value the common stock at 95% of the average sale price for the five trading days immediately preceding and including the third trading day prior to the repurchase date. For more information about our purchase of the debentures at the option of the holder, see “Description of the Debentures — Repurchase Rights”.

Change in Control	If we undergo a Change in Control (as defined in “Description of the Debentures — Repurchase at the Option of Holders Upon a Change in Control”), you will have the right, at your option, to require us to repurchase any or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase. We may choose to pay the repurchase price of any debentures repurchased in cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to pay all or a portion of the repurchase price in shares of our common stock, we will value the common stock at 95% of the average sale price for the five trading days immediately preceding and including the third trading day prior to the repurchase date. For more information about our purchase of the debentures at the option of the holder, see “Description of the Debentures — Repurchase at the Option of Holders Upon a Change in Control”.

Use of Proceeds	We will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the debentures or the sale of the shares of common stock offered by this prospectus.

Registration Rights	Pursuant to a registration rights agreement we agreed, subject to specified conditions, to file with the SEC, within 90 days after the date the debentures are originally issued and to use reasonable best efforts to cause to become effective within 210 days after the date the debentures are originally issued, a shelf registration statement with respect to the resale of the debentures and the sale of the shares of common stock issuable upon conversion of the debentures. If we fail to comply with some of our obligations under the registration rights agreement, additional interest will be payable on the debentures and additional cash amounts will be payable with respect to the common stock issuable upon conversion or, if applicable, repurchase of the debentures. See “Description of the Debentures — Registration Rights”.

PORTAL Trading	The debentures are eligible for trading in The PortalSM Market of the National Association of Securities Dealers, Inc.

Listing of Common Stock	The common stock issuable upon conversion or repurchase of the debentures is listed on the New York Stock Exchange under the symbol “BNE”.

Governing Law	The indenture, the debentures and the registration rights agreement are governed by the laws of the State of New York.

Global Debentures; Book Entry System	The debentures are issued only in fully registered form without interest coupons and in denominations of $1,000 and greater multiples. The debentures are evidenced by one or more global debentures deposited with the trustee for the debentures, as custodian for The

Depository Trust Company, or DTC. Beneficial interests in the global debenture are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Debentures — Form, Denomination, Transfer, Exchange and Book-Entry Procedures”.

Risk Factors	You should read the “Risk Factors” section, beginning on page 7 of this prospectus, so that you understand the risks associated with an investment in the debentures.

      We were established in 1775, incorporated in 1909, reincorporated in New York in 1968 and reincorporated again in Delaware in 1998. Our principal executive office is located at 345 Hudson Street, New York, New York 10014, and our telephone number is (212) 924-5500. Our website is www.bowne.com.

SUMMARY HISTORICAL FINANCIAL INFORMATION

      The following table sets forth certain of our summary historical condensed consolidated financial data. The summary historical financial information presented below for the fiscal years ended December 31, 2000, 2001 and 2002 and as of December 31, 2001 and 2002 was derived from our audited consolidated financial statements which are incorporated by reference in this prospectus. The financial data and information as of and for the six months ended June 30, 2002 and 2003 was derived from our unaudited financial statements which are also incorporated by reference in this prospectus. The financial data and information presented as of and for the fiscal year ended December 31, 2000 and as of and for the fiscal years ended December 31, 1998 and 1999 was derived from our audited financial statements that are not incorporated by reference in this prospectus. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements which are incorporated by reference in this prospectus.

						Six Months Ended
	Years Ended December 31,					June 30,

	1998	1999	2000	2001	2002	2002	2003

						(Unaudited)

	(Dollars in thousands)
Operating Data
Revenue	$906,361	$1,072,729	$1,179,338	$1,054,631	$1,003,326	$552,951	$563,464
Expenses:
Cost of revenue	(549,198)	(671,708)	(758,482)	(717,662)	(673,952)	(355,184)	(381,900)
Selling and administrative	(238,816)	(276,811)	(294,779)	(264,821)	(268,955)	(147,355)	(144,242)
Depreciation	(33,587)	(39,606)	(42,349)	(41,117)	(40,662)	(21,318)	(20,114)
Amortization	(4,485)	(7,023)	(7,318)	(8,001)	(2,017)	(860)	(1,837)
Restructuring charges, integration costs and asset impairment charges	—	—	(2,106)	(20,949)	(19,378)	—	(14,809)
(Loss) gain on sale of certain printing assets	—	—	—	(1,858)	15,369	—	—
Gain on sale of building	—	—	—	—	4,889	—	—
Purchased in-process research and development and other charges	(9,025)	—	—	(800)	—	—	—

Operating income (loss)	71,250	77,581	74,304	(577)	18,620	28,234	562
Interest expense	(5,113)	(6,281)	(7,254)	(6,422)	(7,127)	(3,107)	(4,972)
Other income (expense), net	2,788	983	(1,635)	1,565	(1,993)	459	(558)

Income (loss) from continuing operations before income taxes	68,925	72,283	65,415	(5,434)	9,500	25,586	(4,968)
Income tax (expense) benefit	(31,486)	(30,220)	(28,145)	(2,281)	(9,145)	(10,977)	973

Income (loss) from continuing operations	$37,439	$42,063	$37,270	$(7,715)	$355	$14,609	$(3,995)

Balance Sheet Data
Current assets	$276,064	$309,439	$314,508	$264,698	$261,833	$325,899	$310,748
Current liabilities	160,638	193,690	180,966	186,556	179,494	165,227	180,609
Working capital	115,426	115,749	133,542	78,142	82,339	160,672	130,139
Current ratio	1.72 to 1	1.60 to 1	1.74 to 1	1.42 to 1	1.46 to 1	1.97 to 1	1.72 to 1
Net plant and equipment	166,367	173,293	171,938	163,838	151,557	154,837	145,374
Total assets	642,298	678,624	660,215	637,334	704,402	687,683	763,650
Long-term debt	74,887	47,281	85,676	76,941	142,708	132,919	190,170
Stockholders’ equity	383,171	408,460	360,966	330,029	336,320	352,288	341,013

											Six Months Ended
	Years Ended December 31,										June 30,

	1998		1999		2000		2001		2002		2002		2003

											(Unaudited)

	(Dollars in thousands)
Per Share Data
Income (loss) from continuing operations:
Basic	$1.02		$1.14		$1.08		$(.23)		$.01		$.44		$(.12)
Diluted	1.00		1.12		1.05		(.23)		.01		.41		(.12)
Dividends	.20		.22		.22		.22		.22		.11		.11
Ratio of earnings to fixed charges(1)	7.0	x	5.6	x	4.4	x	1.0	x	1.6	x	3.2	x	1.0	x

(1)	For the purpose of these computations, earnings have been calculated by adding fixed charges less capitalized interest, income in earnings of affiliates, and minority interest of subsidiaries that have not incurred fixed charges, to income before taxes and minority interest, plus amortization of capitalized interest and cash distributions from equity investments. Fixed charges consist of interest cost, whether expensed or capitalized, amortization of deferred financing costs and the estimated interest portion of rental expense charged to income.

RISK FACTORS

      Your investment in the debentures will involve risks. Before you decide to purchase any debentures or the common stock issuable upon conversion of the debentures, you should carefully consider the following risk factors and other information contained, or incorporated by reference, in this prospectus.

Risks Relating to Our Business

A significant amount of our revenue and profit is derived from transactional financial printing services, and our strategy to diversify into new fields that complement our financial print business may not be successful.

      An important objective of our business plan is to reduce the proportion of our revenue derived from traditional, transaction-related printing services by investing in products and services for all other stages of the document life cycle. We believe that this focus, which emphasizes highly integrated and customized services as well as management of documents from creation to dissemination, will lead to more stable recurring revenue from long-term contracts and to more opportunities to become a client’s preferred vendor for new or enhanced products and services. This strategy has many risks, including the following:

•	the pace of technological changes affecting our business segments and our clients’ needs has been rapid, and our products and services could become obsolete before we have recovered the cost of developing them or obtained the desired return on our investment;

•	product innovations and effective servicing of our client relationships require a large investment in personnel and training. The market for technical staff is exceptionally competitive, and we may not be able to attract and retain a sufficient number of qualified personnel; and

•	because the markets for technology-driven communications, such as globalization services or personalized communications, are evolving so rapidly, they are very fragmented, with numerous competing products and services. Competitors that have greater experience, resources or a more widely regarded reputation for providing such technology-based solutions may be better able to gain market share in our targeted markets or develop “next generation” products more quickly and comprehensively.

      If we are unsuccessful in continuing to diversify our business from primarily financial printing services to broad-based document management, we will continue to be subject to the sometimes volatile swings in the capital markets that directly impact the demand for transactional printing services. Furthermore, if we are unable to provide value-added services in areas of document management other than traditional typesetting and printing, our margins could come under increasing pressure as more and more clients handle this process in-house, to the extent that new technologies allow this process to be conducted internally. We believe that if we are not successful in developing these new services, our financial print business, which represented 64% and 57% of our total revenues in 2002 and the first six months of 2003, respectively, will experience further decreases in profitability and volume unless a significant and sustained recovery in capital market activity occurs. If this decline in profitability continues, without offsetting increases in revenues from other services, our business and results of operation will be materially and adversely affected.

Revenue from printed financial documents is subject to regulatory changes and volatility in demand, which despite our diversification efforts could adversely affect our operating results.

      While we believe that our investments in our outsourcing and globalization segments position us to capitalize on evolving document management demands, we anticipate that our financial print business segment will continue to contribute a material amount to our operating results. Revenues from transactional financial printing services were 41% of our total revenues in 2000, 27% in 2001 and 26% in 2002, due in part to our diversification efforts as well as the overall slowdown in capital market activity. The market for these services depends in part on the demand for printed financial documents, which is driven largely by capital markets activity and the requirements of the SEC and other regulatory bodies. Any rulemaking substantially affecting the content of prospectuses and their delivery could have an adverse effect on our business. In addition, evolving market practices in light of regulatory developments, such as postings of documents on

Internet web pages and electronic delivery of offering documents including “electronic roadshows”, may adversely affect the demand for printed financial documents and reports.

      Recent regulatory developments in the United States have accelerated the timing for filing periodic compliance reports, such as public company annual reports and interim quarterly reports, and also have changed some of the content requirements requiring greater disclosure in those reports. The combination of shorter deadlines for public company reports and more content may adversely affect our ability to meet our client’s needs in times of peak demand, or may cause our clients to try to exercise more control over their filings by performing those functions in-house.

      Our financial print revenues may be adversely affected as clients implement technologies enabling them to produce and disseminate documents on their own. For example, our clients and their financial advisors have increasingly relied on web-based distributions for prospectuses and other printed materials. Also, the migration from an ASCII-based EDGAR system to an HTML format for SEC public filings eventually may enable more of our clients to handle all or a portion of their periodic filings without the need for our services.

      Demand for services provided by our financial print business segment can also be affected by volatility in domestic and international capital markets due to economic, political and other events beyond our control. After reaching record highs in fiscal 1999 and 2000, the events of September 11, 2001, mounting concerns over corporate governance and a general decline in the global economy have combined to cause an historic decline in capital market activity, particularly in mergers and acquisitions and initial public offerings (IPOs), during 2001 and 2002. The number of IPOs larger than $50 million declined 69% from 2000 to 2001, and despite an increase in 2002 remain at their lowest level since 1990. Similarly, the number of announced mergers and acquisitions over $50 million fell almost 50% from 2000 to 2002 to levels not seen since the mid-1990s. We cannot assure you that the demand for financial printing will return to the levels we experienced in 1999 and 2000. If the current prolonged period of market uncertainty and low transactional volumes continues, without increased profitability from our other business segments, our operating results and financial condition could be materially and adversely affected.

The industries in which we compete are highly competitive and we may not be able to compete effectively, which would harm our business and operating results.

      Competition in our industries is intense. The speed and accuracy with which we can meet client needs, the price of our services and the quality of our products and supporting services are factors in this competition. Our clients include a wide variety of corporations, law firms, investment banks, insurance companies, bond dealers, mutual funds and other financial institutions, as well as leading software companies.

      In financial print, we compete directly with a number of other financial printers having the same degree of specialization. Some of those financial printers operate at multiple locations, and some are subsidiaries or divisions of companies that have greater financial resources than us.

      In commercial printing, we compete with general commercial printers, which are far more numerous than those in the financial printing market. Our digital printing unit faces diverse competition from a variety of industries including other printers, transfer agents, banks and Internet systems integration consultants.

      Our outsourcing segment faces a great deal of competition, and some of our competitors have been established in this field much longer than us. Furthermore, the costs of entry into the outsourcing market are much lower than those associated with our other business activities, and price competition for contracts can be intense.

      Our globalization segment also competes in a market with many participants. There are relatively few barriers preventing companies from competing with us in the globalization business segment. As a result, new market entrants also pose a threat to our business. In addition to our existing competitors, we may face further competition in the future from companies that do not currently offer globalization services. Technology companies, Internet consulting firms, technical support call centers, hosting companies and content management providers may choose to broaden their range of services to include globalization as they expand their operations internationally. In addition, a significant portion of the market for globalization is handled by companies in-house.

      We cannot assure you that we will be able to compete effectively in each of our businesses.

The globalization industry is relatively new, and a market for our services may never fully develop.

      Because the globalization industry is relatively new and rapidly evolving, it is difficult to accurately predict demand and market acceptance for our existing services and services under development. Increased acceptance of our services will depend upon:

•	the development of our targeted markets;

•	the performance and price of our services and those of our clients’; and

•	customer service.

      The development of the globalization services market also will depend upon:

•	the demand for new applications;

•	the ability of our globalization services to meet and adapt to that demand; and

•	continuing price and performance improvements in hardware technology that we expect to reduce the cost and increase the performance of our globalization services.

      These markets may not develop further, and our globalization services may not achieve market acceptance.

      We have made significant investments in developing our globalization segment, and there can be no assurance that our investment in our capabilities will be commensurate with the demand for those services. Accordingly, we may not be able to realize the return on our investments that we originally anticipated, and failure to recover our investment or to not realize sufficient return on our investment may adversely affect our results of operations.

The market for our BES services is relatively new, and we may not be able to recover our investment, capture the demand for our services or realize the rate of return on our investment that we originally anticipated.

      The personalized communications market is loosely defined with a wide variety of different types of services and product offerings. Moreover, customer acceptance of the diverse solutions for these services and products remains to be proven in the long-term, and demand for discrete services and products remains difficult to predict.

      We have made significant investments in developing the capabilities of our BES business unit and the solutions we provide. While we expect that the next two years will be an important window of opportunity in terms of gaining customer acceptance of our solutions and winning market share, there can be no assurance that such demand will develop or that we will be able to realize a meaningful return on our investment.

      If we are unable to adequately implement our solutions, are unable to generate sufficient customer interest in our solutions or are otherwise unable to capitalize on sales opportunities, we may not be able to realize the return on our investments that we originally anticipated, and failure to recover our investment or to not realize sufficient return on our investment may adversely affect our results of operations as well as our efforts to diversify our businesses.

Our business could be harmed if we do not successfully manage the integration of businesses that we acquire.

      As part of our business strategy, we have in the past and may continue in the future to acquire other businesses that build upon our core capabilities. Our ability to grow through these acquisitions will depend on the availability of suitable acquisition candidates at an acceptable cost, our ability to compete effectively for these acquisition candidates and the availability of capital to complete acquisitions. These risks could be heightened if we complete several acquisitions within a relatively short period of time. The benefits of an acquisition may often take considerable time to develop, and we cannot guarantee that any acquisition will in fact produce the intended benefits. Acquisitions involve a number of risks, including:

•	the difficulty of integrating the operations and personnel of the acquired businesses into our ongoing operations;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty in incorporating acquired technology and rights into our products and technology;

•	unanticipated expenses and delays relating to completing acquired development projects and technology integration;

•	a potential increase in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy;

•	the management of geographically remote units;

•	the establishment and maintenance of uniform standards, controls, procedures and policies;

•	the impairment of relationships with employees and clients as a result of any integration of new management personnel;

•	risks of entering markets or types of businesses in which we have either limited or no direct experience;

•	the potential loss of key employees or clients of the acquired businesses; and

•	potential unknown liabilities, such as liability for hazardous substances, or other difficulties associated with acquired businesses.

      We have recently acquired Berlitz GlobalNet, Inc. and DecisionQuest, Inc. These significant acquisitions have required substantial integration and management efforts. As a result of the aforementioned and other risks, we may not realize anticipated benefits from these or other acquisitions.

      Failure to achieve anticipated benefits from these or other future acquisitions could materially harm our business.

Our international operations require significant management attention and financial resources, exposes us to difficulties presented by international economic, political, legal, accounting and business factors, and may not be successful or produce desired levels of revenue.

      We derive a portion of our revenues from various foreign sources, and a significant part of our current operations are outside of the United States. We conduct operations in Canada, Europe, Central and South America and Asia. In addition, we have affiliations with certain firms providing similar services abroad. We have a global network of more than 100 local sales offices and affiliates. As a result of our international presence, our business is subject to political and economic instability and currency fluctuations in various countries. The maintenance of our international operations and entry into additional international markets require significant management attention and financial resources. In addition, there are many barriers to competing successfully in the international arena, including:

•	costs of customizing products and services for foreign countries;

•	difficulties in managing and staffing employees and independent contractors in our international operations;

•	reduced protection for intellectual property rights in some countries;

•	currency exchange rate fluctuations;

•	longer sales and payment cycles;

•	greater difficulties in collecting accounts receivable, including currency conversion and cash repatriation from foreign jurisdictions;

•	licenses, tariffs and other trade barriers;

•	potentially adverse tax consequences;

•	the burdens of complying with a wide variety of foreign laws, including employment-related laws;

•	unexpected changes in regulatory requirements; and

•	political and economic instability.

      We cannot assure you that our investments in other countries will produce desired levels of revenue or that one or more of the factors listed above will not harm our business. For example, although to date, we have not experienced significant gains or losses as a result of fluctuations in the exchange rates of foreign currencies, as we expand our global presence, fluctuations may become significant, and they may have a more significant impact on our revenue, cash flow and ability to achieve and maintain profitability. We currently do not hedge our foreign currency exchange risk, and accordingly significant changes in exchange rates, particularly between the U.S. dollar and E.U. euro, has both positively and negatively affected our historical returns, and may continue to have a meaningful impact on our future results of operations.

We have significant fixed costs which are not easily reduced if revenues fall below expectations.

      Despite our restructuring and our move to a more flexible cost model, a high percentage of our operating expenses remain relatively fixed. We likely will not be able to further reduce spending in the near term to compensate for adverse fluctuations in revenues. Accordingly, future shortfalls in revenues are likely to materially adversely affect our operating results.

In the transactional portion of our financial print business, we generally do not have long-term service agreements, which makes revenue forecasting difficult.

      Much of our revenue in our transactional financial print business is derived from individual projects rather than long-term service agreements. We have no long-term contracts with our transactional financial print clients. Therefore, we cannot assure you that a client will engage us for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. You should not predict or anticipate our future revenue based on the number of clients we have or the size of our existing projects. The absence of long-term service agreements makes it difficult to predict our future revenue. We have no backlog, within the common meaning of that term, which is normal in the transactional financial print market. However, within our financial print segment, we maintain a backlog of clients preparing for IPOs. This IPO backlog is highly dependent on the capital markets for new issues, which are experiencing low volumes of activity.

If we are unable to retain our key employees and attract and retain other qualified personnel, our business could suffer.

      Our ability to grow and our future success will depend to a significant extent on the continued contributions of our senior management, in particular Robert Johnson, our Chairman and Chief Executive Officer, and Carl Crosetto, our President and a Director, and individual technical and sales personnel, many of whom have extensive experience in our business operations or have valuable client relationships and who would be difficult to replace. Their departure from the company, if unexpected and unplanned for, could cause a disruption to our business.

      Our future success also depends in large part on our ability to identify, attract and retain other highly qualified managerial, technical, sales and marketing and customer service personnel. Competition for these individuals is intense, especially in the markets in which we operate. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities have in the past recruited and may in the future attempt to recruit our employees, particularly our sales personnel. The loss of the services of any of our key personnel, the inability to identify, attract and retain qualified personnel in the future or delays in hiring qualified personnel, particularly technical and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as the timely introduction of new technology-based products and services, which would harm our business, financial condition and operating results.

If we fail to keep our clients’ information confidential or if we handle their information improperly, our business and reputation could be significantly and adversely affected.

      We, through each of our business segments, manage private and confidential information and documentation related to our clients’ finances and transactions, often prior to public dissemination. The use of insider information is highly regulated in the United States and abroad, and violations of securities laws and regulations may result in civil and criminal penalties. If we fail to keep our clients’ proprietary information and documentation confidential, we may lose existing clients and potential new clients and may expose them to significant loss of revenue based on the premature release of confidential information. We may also become subject to civil claims by our clients or other third parties or criminal investigations by appropriate authorities.

Our services depend on the reliability of our computer systems and our ability to implement and maintain information technology and security measures.

      Our global platform of services depends on the ability of our computer systems to act efficiently and reliably at all times. Though we have back-up capacity for all of our critical systems and facilities, certain emergencies or contingencies could occur, such as a computer virus attack, a natural disaster, a significant power outage covering multiple cities or a terrorist attack, which could temporarily shut down our facilities and computer systems. Maintaining up to date and effective security measures requires extensive capital expenditures. In addition, the ability to implement further technological advances and to maintain effective information technology and security measures is important to each of our business segments. If our technological and operations platforms become dated, we will be at a disadvantage when competing against other players in our industry. Furthermore, if the security measures protecting our computer systems and operating platforms are breached, we may lose our clients’ business.

We must adapt to rapid changes in technology and client requirements to remain competitive.

      The market and demand for our products and services, to a varying extent, has been characterized by:

•	rapid technological change;

•	frequent product and service introductions; and

•	evolving client requirements.

      We believe that these trends will continue into the foreseeable future. Our success will depend, in part, upon our ability to:

•	enhance our existing products and services;

•	successfully develop new products and services that meet increasing client requirements; and

•	gain market acceptance.

      To achieve these goals, we will need to continue to make substantial investments in development and marketing. We may not:

•	have sufficient resources to make these investments;

•	be successful in developing product and service enhancements or new products and services on a timely basis, if at all; or

•	be able to market successfully these enhancements and new products once developed.

      Further, our products and services may be rendered obsolete or uncompetitive by new industry standards or changing technology. In the fall of 2003, we expect to begin implementing our new typesetting front-end system, ACE, that has been under development for two years. This new technology may be superseded in the near future by more advanced systems prior to a time at which we have been able to achieve a return on our investment.

Risks Related to the Debentures and Our Common Stock

Our debt level could prevent us from satisfying our obligations under the debentures. Our debt has limited our flexibility in operating our business and could further restrict our flexibility or limit our access to funds we need to grow our business.

      After giving effect to the sale of the debentures and the use of proceeds thereof, our pro forma consolidated indebtedness as of June 30, 2003 would have been $198.6 million. Our degree of leverage may have important consequences, including the following:

•	a portion of our cash flow is used to service debt, which reduces the funds that would otherwise be available for operations and future business opportunities;

•	our debt level makes us more vulnerable to the impact of economic downturns and adverse developments in our business;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may have difficulties obtaining additional or favorable financing for capital expenditures, working capital, acquisitions or other purposes;

•	our debt level may impact our level of discretionary capital expenditures and related expansion opportunities;

•	our debt level may expose us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•	our debt level may place us at a competitive disadvantage to our less leveraged competitors.

      Our ability to meet our expenses and debt obligations, to refinance our debt obligations and to fund capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

      Our business may not generate sufficient cash flow, or we may not be able to borrow funds under our revolving credit facility, in an amount sufficient to enable us to meet anticipated future operating expenses, service our indebtedness, including the debentures and our existing senior notes, or make capital expenditures. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds, we may be required to sell assets, eliminate or defer capital expenditures, restructure or refinance all or a portion of our existing debt (including the debentures) or obtain additional financing. We may not be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, our ability to incur additional debt will be restricted under the covenants contained in our revolving credit facility and senior notes.

Because the debentures are subordinated to our senior indebtedness, holders of debentures may receive proportionately less than holders of our senior debt in a bankruptcy, liquidation, reorganization or similar proceeding.

      The debentures are unsecured and are subordinated in right of payment in full to all of our existing and future senior indebtedness, including all indebtedness under our revolving credit facility and senior notes. As a result, if we become insolvent or enter into a bankruptcy or similar proceeding, or if our obligations under the debentures are accelerated due to an event of default under the indenture or certain other events, then the holders of our senior indebtedness must be paid in full before you are paid. In addition, we cannot make any cash payments to you if we have failed to make payments to holders of designated senior indebtedness. We generally cannot make any payments to you for a period of up to 179 days if a non-payment default exists under our designated senior indebtedness. At June 30, 2003, the debentures ranked behind in right of payment to $195.0 million of senior indebtedness.

Holders of debentures are structurally subordinated to the creditors of our subsidiaries.

      The debentures are our exclusive obligations, and our corporate organization results in structural subordination of the debentures. Because our business is conducted through our subsidiaries, our cash flows and ability to service debt, including the debentures, is dependent upon the earnings of our subsidiaries and the distribution of those earnings, or loans or other payments of funds by those subsidiaries, to us. Our subsidiaries are separate legal entities and have no obligation to make any payments on the debentures or to make funds available to us so that we may make payments on the debentures. Moreover, laws or contractual provisions may restrict the ability of our subsidiaries to distribute, loan or pay to us their available earnings. If any of our subsidiaries are liquidated, reorganizes or are declared bankrupt, our right to receive assets of that subsidiary (and the consequent right of the holders of the debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any secured indebtedness of that subsidiary or other indebtedness senior to our claim. As of June 30, 2003, our subsidiaries had $149.7 million of indebtedness, excluding intercompany liabilities, to which the debentures effectively are subordinated.

The indenture for the debentures does not contain financial or other restrictive covenants, and allows us to incur an unlimited amount of additional indebtedness.

      The indenture governing the debentures does not contain any financial or operating covenants and does not restrict our ability or the ability of our subsidiaries to incur additional debt, including senior debt or secured debt, or to provide guarantees of debt of others. If we incur additional debt, our ability to repay our obligations under the debentures could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional debt. In addition, the indenture governing the debentures does not restrict our ability to pay dividends or to issue or repurchase our securities.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

      Under our revolving credit facility and our senior notes, we are required to comply with specified financial covenants and conditions, including maintaining a minimum level of consolidated shareholders’ equity, total leverage ratio, fixed charge ratio and ratio of indebtedness to capitalization.

      Our ability to comply with these covenants, as they currently exist or as they may be amended, may be affected by many events beyond our control, and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions contained in our revolving credit facility could result in a default, which could cause that indebtedness (and by reason of cross-acceleration provisions, the debentures, our senior notes and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our revolving credit facility could proceed against the account receivables granted to them as collateral to secure our revolving credit facility and as consideration for a recent amendment to the revolving credit facility. If the lenders under our revolving credit facility or senior notes accelerate the payment of our revolving credit facility or our senior notes, we cannot assure you that we could pay that indebtedness immediately and continue to operate our business. Short of a default on our revolving credit facility and senior notes, if we fail to comply with any of our financial covenants, our lenders and noteholders may be able to force us to accept amendments to our credit agreement and note purchase agreement that would make the terms of these debt instruments more onerous on us.

      In addition, the indentures for the debentures and our senior notes contain other covenants and restrictions, including restrictions on, among other things, additional indebtedness, liens, sale-leaseback transactions, mergers or consolidations and transfers of assets, asset sales, transactions with affiliates, the designation of restricted subsidiaries and acquisitions.

We may incur additional indebtedness ranking equal to the debentures, which may reduce the amount of proceeds paid to you in connection with any insolvency or other similar proceeding.

      If we incur any additional debt that ranks equally with the debentures, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

We may not have sufficient cash to purchase or may otherwise be restricted from purchasing the debentures if you exercise your option to require us to purchase the debentures or if a change in control event triggers a requirement for us to purchase the debentures.

      You may require us to purchase all or any portion of your debentures upon the occurrence of a change in control or on certain specified dates. We are required to pay cash for any debentures you require us to purchase on October 1, 2008. We have the option to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock, if you require us to purchase the debentures on dates other than October 1, 2008 or if we are required to purchase the debentures upon a change in control, but our ability to pay in shares of our common stock is subject to conditions, including registration under the Securities Act, if required, and we may not be able to meet those conditions.

      Upon a change in control under the indenture, we will be required to offer to repurchase all of the debentures then outstanding at 100% of the principal amount, plus accrued and unpaid interest and additional interest or additional cash amounts, if any, to the repurchase date. Since the events that constitute a change in control under the indenture will also constitute a change in control under our revolving credit facility and under the indentures that govern our senior notes, upon each occurrence, we will be required to offer to repurchase all of our senior notes then outstanding, each at 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. If a change in control were to occur today, we would not have the financial resources available to repay all of the debt that would become payable upon a change in control and to repurchase all of the debentures.

      We may not have sufficient cash funds to purchase the debentures if you require us to purchase the debentures on October 1, 2008 or upon a change in control under the indenture. We are currently seeking an amendment to our senior notes, which we expect to occur before the closing of this offering, that among other things would remove a limitation on our ability to repurchase outstanding debentures before their stated maturity. However, the same amendment will give the holders of senior notes a put option that is exercisable in the six-months immediately prior to October 1, 2008, the first date on which holders of the debentures issued in this offering may require us to repurchase debentures. In addition, borrowing arrangements or agreements relating to other indebtedness to which we may become a party in the future may contain restrictions on or prohibitions against our repurchase of the debentures. If we cannot obtain the necessary waivers or refinance the applicable borrowings, we would be unable to repurchase the debentures. If we were unable to purchase the debentures on October 1, 2008, an event of default under the indenture would occur. An event of default under the indenture could result in a further event of default under our other then-existing senior debt. In addition, the occurrence of the change in control under the indenture may be an event of default under our senior debt. As a result, we could be prohibited from paying amounts due on the debentures in cash.

The contingent conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

      The debentures are convertible into shares of our common stock only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your debentures, and you may therefore not be able to receive the value of the common stock into which the debentures would otherwise be convertible. The contingent conversion feature could also adversely affect the value and the trading prices of the debentures.

Before conversion, holders of the debentures will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

      If you hold debentures, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your debentures will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will only be entitled to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your debentures into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our certificate of incorporation or by-laws that requires shareholder approval, holders of debentures will not be entitled to vote on the merger or amendment.

Low trading volumes and shares eligible for public sale could adversely affect our stock price.

      Over recent years our stock has traded on relatively thin volumes. Accordingly, our stock price may be subject to increased volatility depending on the announcement of certain events, such as periodic variations in operating results. The market price of the convertible debentures is expected to be significantly affected by the market price of our shares of common stock. This may result in greater volatility in the trading value of the debentures than typically would be expected for nonconvertible debt securities.

      In addition, as of June 30, 2003, there were 3,853,785 shares of our common stock underlying vested stock options eligible for sale. We currently have on file a registration statement covering the shares underlying these options. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time.

Your ability to transfer the debentures may be limited by the absence of an active trading market, and we cannot assure you that any active trading market will develop for the debentures.

      We do not intend to list the debentures on any national securities exchange. The Initial Purchasers are not obligated to make a market in the debentures and any market-making activities with respect to the debentures may be discontinued at any time without notice. Accordingly, we cannot assure you that an active public or other market will develop for the debentures or provide you with assurances as to the liquidity of the trading market for the debentures. If a trading market does not develop or is not maintained, holders of the debentures may experience difficulty in reselling the debentures or may be unable to sell them at all. If a market for the debentures develops, that market may be discontinued at any time. If a public trading market develops for the debentures, future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our financial condition and results of operations and the market for similar debentures. Depending on those and other factors, the debentures may trade at a discount from their principal amount.

Anti-takeover provisions may delay or prevent changes in control or deter a third party from acquiring us, limiting our stockholders’ ability to profit from such a transaction.

      Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Furthermore, in 1998, we adopted a stockholder rights plan that entitles each outstanding common share to one preferred share purchase right. Each right entitles the registered holder to purchase one-thousandth of a share of series B junior participating preferred stock, par value $.01 per share (“Series B Preferred Stock”) at $125 per one-thousandth of a share. This authority to issue preferred stock, and our stockholder rights plan, could each have the effect of making it more difficult for a third party to acquire a majority of out outstanding voting stock. See “Description of Capital Stock — Stockholder Rights Agreement”.

      We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change in control of us. Section 203, the stockholder rights plan, and certain provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents”.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the debentures or the sale of the shares of common stock offered by this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is traded on the New York Stock Exchange under the symbol “BNE”. The following table sets forth, for the periods indicated, the reported high and low closing sales prices per share of our common stock on the New York Stock Exchange and dividend payments for our common stock:

	High	Low	Dividend

Year ended December 31, 2001
First Quarter	$11.31	$9.00	$.055
Second Quarter	12.50	9.26	.055
Third Quarter	12.25	8.94	.055
Fourth Quarter	13.80	9.06	.055

Year ended December 31, 2002
First Quarter	$14.37	$11.30	$.055
Second Quarter	16.21	12.74	.055
Third Quarter	14.80	9.62	.055
Fourth Quarter	12.14	8.66	.055

Year ending December 31, 2003
First Quarter	$12.11	$9.25	$.055
Second Quarter	13.25	10.09	.055
Third Quarter	15.80	12.92	.055
Fourth Quarter (through October 13, 2003)	15.77	15.30	0

      The last reported sale price of our common stock on the New York Stock Exchange on October 13, 2003 was $15.60. As of October 14, 2003, there were 1,209 stockholders of record of our common stock.

      We have continuously paid cash dividends since 1968, and we have paid a regular quarterly cash dividend of $0.055 per share of common stock in each of the last 20 fiscal quarters. The payment of cash dividends in the future will depend on our operating results, cash flow, working capital requirements and other factors deemed relevant by our Board of Directors.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of June 30, 2003 on an historical basis and as adjusted to give effect to the offering of the debentures by us and the use of net proceeds therefrom.

      You should read this table in conjunction with our consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included or incorporated by reference in this prospectus.

	June 30, 2003

	Historical	As Adjusted

	(Unaudited)
	(Dollars in millions)
Cash and cash equivalents	$18.0	$18.0

Debt, including current portion:
Revolving credit facility(1)	113.0	56.5
Senior notes(2)	75.0	60.0
Other indebtedness	7.0	7.0
Debentures offered hereby	—	75.0

Total debt, including current portion	195.0	198.5
Stockholders’ equity(3)	341.0	340.2

Total capitalization	$536.0	$538.7

(1)	As of October 14, 2003, we had $37.5 million of indebtedness outstanding under our revolving credit facility.

(2)	The redemption amount for the repurchase of the senior notes will be paid on October 30, 2003.

(3)	Adjusted to give effect to i) the financing costs paid to third parties relating to the amendment of the senior notes, ii) the write-off of deferred financing costs associated with the revolving credit facility upon permanent reduction of the commitment level under this facility, and iii) the write-off of deferred financing costs associated with the senior notes upon repurchase of a portion of the senior notes.

DESCRIPTION OF THE DEBENTURES

      The debentures are issued under an indenture between us and The Bank of New York, as trustee, and are entitled to the benefits of a registration rights agreement between us and the Initial Purchasers. Because this section is a summary, it does not describe every aspect of the debentures, the indenture and the registration rights agreement. The following summaries of certain provisions of the indenture and the registration rights agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the debentures, the indenture and the registration rights agreement, including the definitions therein of certain terms.

General

      The debentures are unsecured obligations of Bowne, and are subordinated in right of payment to all of our senior indebtedness. The debentures initially are limited to $75,000,000 aggregate principal amount. We are required to repay the principal amount of the debentures in full on October 1, 2033.

      The debentures bear interest at the rate per annum shown on the front cover of this prospectus from September 24, 2003. We will pay interest on the debentures on April 1 and October 1 of each year, commencing on April 1, 2004. Interest payable per $1,000 principal amount of debentures for the period from the issue date to April 1, 2004 will be approximately $25.97. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Accrued interest (including additional interest, if any) on a debenture will be deemed to be paid by a portion of the shares of our common stock issued upon conversion of that debenture. No other payment or adjustment will be made for accrued interest (including additional interest, if any) on a converted debenture or for dividends or distributions on shares of our common stock issued upon conversion of a debenture.

      We are not be subject to any financial covenants under the indenture. In addition, the indenture does not restrict our ability to pay dividends, incur debt or issue or repurchase our securities.

      The debentures will mature on October 1, 2033 unless earlier redeemed by us at our option, repurchased by us at a holder’s option on certain dates as described under “— Repurchase Rights,” or converted at a holder’s option as described below under “— Conversion Rights.”

      Subject to the conditions described under “— Conversion Rights,” each holder has the option to convert its debentures into our common stock at an initial conversion rate of 54.1126 shares of our common stock per debenture. This is equivalent to an initial conversion price of approximately $18.48 per share. The conversion rate is subject to adjustment if certain events occur as described under “— Conversion Rights.” We will not adjust the conversion rate to account for accrued interest. As described above, accrued interest will be deemed to be paid by a portion of the shares of our common stock issued upon conversion of the debenture. Upon conversion, you will receive only shares of our common stock, except that we will pay cash in lieu of fractional shares. However, under the circumstances described under “— Conversion Rights,” upon conversion we may elect to pay cash or a combination of cash and shares of our common stock in lieu of settlement exclusively in shares of common stock.

Subordination

      The indebtedness evidenced by the debentures is subordinated to the extent provided in the indenture to the prior payment in full of all our senior debt (as defined below). In the event of our insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or liquidation, dissolution or winding up or any assignment for the benefit of creditors or marshalling of assets and liabilities, payments by us on the debentures will be subordinated in right of payment to the prior payment in full in cash, or in other forms of consideration if permitted, of all of our senior debt. As a result of these subordination provisions, in the event of our liquidation, insolvency or any similar event described above, holders of our senior debt may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. In the event of any acceleration of the debentures because of an event of default, holders of any of our senior debt would be entitled to payment in full in cash or cash equivalents of all senior debt before the holders of debentures are entitled to receive any payment or distribution from us other than any payment or distribution in the form of permitted junior securities (as defined below) and payments made from the trust described under “Satisfaction and Discharge.” We are required to promptly notify holders of senior debt if payment of the debentures is accelerated because of an event of default.

      We also may not make payments of principal, interest or other amounts in respect of the debentures or redeem or repurchase the debentures (except for payment in the form of permitted junior securities) if any of the following occurs:

•	a default in the payment of the principal, interest or other amounts on designated senior debt (as defined below) occurs and is continuing;

•	any other default on designated senior debt occurs and the maturity of such designated senior debt is accelerated and such acceleration has not been subsequently rescinded; or

•	any other default (other than the ones specified above) occurs and is continuing with respect to designated senior debt that permits holders or their representatives of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or representatives of such designated senior debt.

      The foregoing prohibitions regarding payments by us on the debentures shall end:

•	in case of a prohibition based on (1) a payment default or (2) a nonpayment default where the maturity of such designated senior debt is accelerated, when all amounts in respect of such designated senior debt have been paid in full in cash or cash equivalents or the default is cured, waived or ceases to exist and any acceleration has been rescinded; and

•	in case of a prohibition based on a nonpayment default (other than the ones specified above), 179 days after the receipt of the payment blockage notice, unless (1) earlier terminated by the written notice of the person who gave the payment blockage notice, (2) all amounts on the designated senior debt have been paid in full in cash or cash equivalents or (3) the default giving rise to the payment blockage notice is cured, waived or ceases to exist, unless the designated senior debt has been accelerated.

      Notwithstanding the foregoing, we are permitted to make payments on the debentures if we and the trustee receive written notice approving such payment from the representative of the designated senior debt with respect to which the payment default has occurred and is continuing. No new payment blockage period based on a nonpayment default may start unless 360 days have elapsed since the beginning of the effectiveness of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee may be the basis for a subsequent payment blockage notice, unless such default has been cured or waived for a period of at least 90 days. The subordination provisions will not prevent the occurrence of any event of default under the indenture. If the trustee or any holder receives any payment that should not have been made to it in contravention of subordination provisions before all senior debt is paid in full in cash, then such payment will be held in trust for the holders of senior debt.

      “designated senior debt” means any and all indebtedness and related obligations outstanding under our revolving credit facility and our senior notes and any other particular senior debt having an aggregate principal amount in excess of $30,000,000 in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements to which we are a party, expressly provides that such senior debt shall be “designated senior debt” for purposes of the indenture. The instrument, agreement or other document evidencing such designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

      “permitted junior securities” means any payment or distribution in the form of equity securities or subordinated securities of Bowne or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior debt or any securities issued in exchange for senior debt that may at the time be outstanding to at least the same extent as the debentures are so subordinated.

      “senior debt” means, with respect to Bowne:

•	all indebtedness for money borrowed, for reimbursement of drawings under letters of credit and all hedging obligations (including, without limitation, all obligations under our revolving credit facility and our senior notes), unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the debentures;

•	any deferrals, renewals, refinancings, replacements or extensions of any of the above.

      Notwithstanding anything to the contrary in the preceding, senior debt does not include:

•	any liability for federal, state, local, or foreign or other taxes owed or owing by Bowne;

•	any intercompany indebtedness of Bowne to any of its affiliates; or

•	any trade payables.

      The debentures are not be guaranteed by any of our subsidiaries. Consequently, the debentures are structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. Our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your consequent right to participate in those assets, are effectively subordinated to the claims of the subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. Even in the event that we are recognized as a creditor of one of our subsidiaries, our claims would still be effectively subordinate to any security interest in the assets of the subsidiary and any indebtedness of such subsidiary senior to that held by us.

      As of June 30, 2003, we had $195.0 million of senior indebtedness outstanding, which after giving effect to the net proceeds from this offering, as of June 30, 2003, would have been $123.6 million, and our subsidiaries had $149.7 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities.

      Neither we nor our subsidiaries are limited or prohibited from incurring senior debt or any other indebtedness or liabilities under the indenture. We expect from time to time to incur additional indebtedness and other liabilities, including senior debt. If we or our subsidiaries incur additional indebtedness, our ability to pay our obligations on the debentures could be affected. We also expect that our subsidiaries may from time to time incur additional indebtedness and other liabilities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

      The debentures are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

      The debentures are evidenced by one or more global debentures, which are deposited with the trustee, as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      The global debenture is not registered in the name of any person, or exchanged for debentures that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global debenture or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business; or

•	an event of default with respect to the debentures represented by the global debenture has occurred and is continuing.

      In those circumstances, DTC will determine in whose names any securities issued in exchange for the global debenture will be registered.

      DTC or its nominee is considered the sole owner and holder of the global debenture for all purposes, and as a result:

•	you cannot receive debentures registered in your name if they are represented by the global debenture;

•	you cannot receive physical certificated debentures in exchange for your beneficial interest in the global debentures;

•	you will not be considered to be the holder of the global debenture or any debenture it represents for any purpose; and

•	all payments on the global debenture will be made to DTC or its nominee.

      The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global debenture to these types of purchasers.

      Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global debenture. The only place where the ownership of beneficial interests in the global debenture will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

      Secondary trading in bonds and debentures of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global debenture usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

      We will make payments of interest on principal of and the redemption or repurchase price of the global debenture, as well as any payment of additional interest, to Cede, as the registered owner of the global debenture. We will make these payments by wire transfer of immediately available funds on each payment date.

      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the debentures represented by the global debenture as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in debentures represented by the global debenture held through participants will be the responsibility of those participants.

      We will send any redemption notices to Cede. We understand that if less than all the debentures are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

      We also understand that neither DTC nor Cede will consent or vote with respect to the debentures. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose account the debentures are credited on the record date and who are identified in a listing attached to the omnibus proxy.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global debenture to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

      DTC has advised us that it will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for conversion) only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited and only in respect of such portion of the principal amount of the debentures represented by the global debenture as to which such participant or participants has or have given such direction.

      DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	certain participants, or their representatives, together with other entities, own DTC; and

•	indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global debenture. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global debenture, including for payments made on the global debenture. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

      Subject to the conditions described below, holders may convert their debentures into our common stock initially at a conversion rate of 54.1126 shares of our common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $18.48 per share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price”, respectively, and will be subject to adjustment as described below.

      We will not issue fractional shares of our common stock upon the conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price (as defined below) of our common stock on the business day immediately preceding the conversion date.

      If a debenture has been called for redemption, holders will be entitled to convert that debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. The right to convert will expire at that time, unless we default in making the payment due upon redemption. A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

      A holder may convert its debentures into our common stock at the applicable conversion rate prior to the stated maturity of the debentures under any of the following circumstances:

•	during any conversion period (as defined below) prior to October 1, 2032, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price on the first day of the conversion period;

•	at any time after the sale price of our common stock on any date after October 1, 2032 is more than 120% of the then current conversion price;

•	during the five consecutive business day period following any five consecutive trading-day period in which the average of the trading prices (as defined below) for the debentures was less than 95% of the average of the sale prices of our common stock for such five trading-day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then a holder converting its debentures may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to 100% of the principal amount of the holder’s debentures on the conversion date;

•	if, and for so long as, the credit rating is reduced at least two notches below the credit rating initially assigned by Moody’s or S&P, if any has been assigned;

•	if we have called such holder’s debentures for redemption and the redemption has not yet occurred; or

•	upon the occurrence of the specified corporate transactions discussed below.

Conversion Upon Satisfaction of Sale Price Condition

      A holder may convert any of its debentures into our common stock during any conversion period prior to October 1, 2032, if the sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 120% of the conversion price on the first day of such conversion period. If an event set forth under “— Conversion Rate Adjustments” shall have occurred during the period of 30 consecutive trading days ending on the first day of such conversion period, the sale price of our common stock on the trading day prior to the occurrence of the event shall be deemed for purposes of the calculation described in the previous sentence to have been appropriately adjusted to reflect the occurrence of the event.

      A holder may also convert any of its debentures into our common stock if, at any time after October 1, 2032, the sale price of our common stock is more than 120% of the then current conversion price. In such event, the holder may convert any of its debentures into our common stock at any time thereafter prior to the close of business on the business day immediately prior to the maturity of the debentures.

      The “conversion price” per share of our common stock as of any day will equal the principal amount of the debentures divided by the applicable conversion rate.

      A “conversion period” will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

      The “sale price” of our common stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock then is listed, or if our common stock is not listed on a U.S. national or regional exchange, as reported on the NASDAQ National Market, or if our common stock is not quoted on the NASDAQ National Market, as reported on the principal other market on which our common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the sale price.

      The conversion agent will, on our behalf, determine daily if the debentures are convertible as a result of the sale price of our common stock and notify us and the trustee. The conversion agent initially will be The Bank of New York.

Conversion Upon Satisfaction of Trading Price Condition

      A holder may convert any of its debentures into our common stock during the five consecutive business day period following any five consecutive trading-day period in which the average of the trading prices for the debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) was less than 95% of the average sale price of our common stock during such five trading-day period multiplied by the applicable conversion rate.

      The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include any of the Initial Purchasers; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will equal (a) the then-applicable conversion rate of the debentures multiplied by (b) the sale price of our common stock on such determination date. The trustee is entitled to all of the rights set forth in the indenture in connection with any such determination. Any such determination will be conclusive absent manifest error.

      The Bank of New York, as trustee, will determine the trading price after being requested in writing to do so by us. We will have no obligation to make that request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures may be less than 95% of the average sale price of our common stock multiplied by the applicable conversion rate for a five consecutive trading-day period. If a holder provides such evidence, we will instruct the trustee in writing to determine the trading price of the debentures for the applicable period.

Conversion Upon Credit Ratings Event

      The debentures have been assigned a credit rating of B- by S&P, and will be assigned a credit rating by Moody’s. A holder may convert any of its debentures if, and for so long as, the credit rating assigned to the debentures by either Moody’s or S&P is reduced at least two notches below the credit rating initially assigned to the debentures by Moody’s or S&P, as the case may be. The debentures, however, do not become convertible if the credit rating assigned to the debentures, if any, has been suspended or withdrawn by either of such rating agencies or if either of such rating agencies is not rating the debentures. We have no obligation to cause the debentures to be rated or to continue to be rated.

Conversion Upon Notice of Redemption

      A holder may convert any of the debentures called for redemption at any time prior to the close of business one business day prior to the redemption date, even if the debentures are not otherwise convertible at that time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a debenture, however, the holder may not convert that debenture until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

      Even if none of the conditions described above have occurred, if:

•	we elect to distribute to all or substantially all holders of our common stock rights entitling them to purchase our common stock at less than the current market price (as defined in the indenture) at the time, or

•	we elect to distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10.0% of the sale price (as defined above) of our common stock on the day preceding the declaration date for such distribution, then we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may convert their debentures at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. Notwithstanding the foregoing, no adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, a holder may convert debentures at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a “Change in Control,” as defined below, a holder can require us to purchase all or a portion of its debentures as described under “— Change in Control.”

Conversion Rate and Conversion Procedures

      The initial conversion rate is 54.1126 shares of our common stock for each $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $18.48 per share of our common stock. We will not issue fractional shares of our common stock upon conversion of the debentures. Instead, we will pay cash for the fractional shares based on the sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of our common stock will be deemed to satisfy our obligation to pay the principal amount of the debentures, including any accrued and unpaid interest and additional interest. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.

      Upon conversion, in lieu of settlement in shares of our common stock based on the applicable conversion rate, we may elect to settle in cash or a combination of cash and shares of common stock. If we elect to settle entirely in cash, we will deliver to the holder surrendering debentures on the conversion date, cash in an amount equal to the product of (i) a number equal to (A) the aggregate principal amount of debentures to be converted divided by 1,000, multiplied by (B) the conversion rate in effect on the conversion date, and (ii) 100% of the average sale price for the five consecutive trading days ending on the third day preceding the conversion date. If we elect to settle a portion of the conversion obligation in cash, we will deliver to the holder surrendering the debentures on the conversion date a cash amount calculated as described above and will satisfy the balance of our conversion obligation by delivering shares of common stock to such holder. If a holder converts its debentures, we will notify such holder, with a copy to the trustee and the conversion agent, by the second trading day following the date of conversion whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. We will pay such holder any portion of the principal amount of such holder’s debentures so converted to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder’s debentures so converted to be paid in our common stock, we will deliver our common stock to such holder on the fourth trading day following the conversion date. The portion of any combination settlement represented by shares of our common stock will be calculated to the nearest full share, and the value of any fractional share shall be added to the cash payment portion of the combination settlement. Notwithstanding the foregoing, if an event of default, as described under “— Events of Default” below (other than a default in a cash payment upon conversion of the debentures), has occurred and is continuing, we may not elect to settle in cash or a combination of cash and shares of our common stock upon conversion of any debenture, other than payment of cash in lieu of fractional shares.

      To convert interests in a global debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert all or part of any definitive debenture you must deliver the debenture at the corporate trust office of the conversion agent, initially The Bank of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the conversion agent. The conversion date will be the date on which the debenture and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, to the extent we have not notified the holder that we will settle in cash, we will issue and deliver to the conversion agent a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. If we have notified the holder that we will settle in a combination of cash and shares of our common stock, then we will deliver to the conversion agent a certificate or certificates for the number of full shares of our common stock issuable as part of such combination, together with the cash payment constituting the remainder of such combination settlement. The certificates and cash payments will then be sent by the conversion agent for delivery to the holder of the debenture being converted. The shares of our common stock issuable upon conversion of the debentures will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

      If a holder converts a debenture on a date that is not an interest payment date, the holder will not be entitled to receive any cash interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if the holder is a holder of a debenture on a regular record date, including a debenture converted after the regular record date, the holder will receive the interest payable on such debenture on the next succeeding interest payment date. Accordingly, any conversion notice given during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment by such holder of an amount equal to the interest payable on such interest payment date on the principal amount of debentures being converted. However, a holder will not be required to make that payment if it is converting a debenture, or a portion of a debenture, that we have called for redemption, or that the holder is entitled to require us to repurchase from such holder, if the conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the second business day following the next succeeding interest payment date.

      No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock based upon the sale price of our common stock on the business day immediately preceding the conversion date.

      You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Conversion Rate Adjustments

      The conversion rate will be adjusted, without duplication, on the occurrence of, among other things:

1. the payment of dividends and other distributions payable exclusively in our common stock on shares of our common stock to all holders of our common stock;

2. the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price (as defined in the indenture) of such common stock as of the date of approval by our board of directors of the issuance of such rights, options or warrants; provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration;

3. subdivisions, combinations and reclassifications of our common stock;

4. the payment of distributions to all holders of our common stock consisting of evidences of our indebtedness, shares of capital stock, cash or assets, not including:

•	those dividends, rights, options, warrants and distributions referred to in item 2 above;

•	dividends and distributions paid exclusively in cash other than those referred to in items 5 and 6 below; and

•	distributions upon mergers or consolidations discussed in item 6 below, in which case we will adjust the conversion ratio by multiplying the conversion ratio then in effect by a fraction,

•	the numerator of which is the current market price of our common stock; and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those assets, shares or evidences of indebtedness so distributed applicable to one share of our common stock;

5. distributions by us consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed in item 6 below, to all holders of our common stock in an aggregate amount that, combined together with other all-cash distributions made within the preceding 365 day period in respect of which no adjustment has been made, exceeds $0.22 per share (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock), in which case we will adjust the conversion ratio by multiplying the conversion ratio then in effect by a fraction,

•	the numerator of which is the current market price of our common stock plus the amount by which the cash dividends or other distributions within such 365-day period exceed $0.22 per share; and

•	the denominator of which is the current market price of our common stock;

6. the successful completion of a tender offer made by us or any of our subsidiaries for shares of our common stock which involves an aggregate consideration that, together with:

•	any cash in excess of $0.22 per share and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for shares of our common stock consummated within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

•	the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made,

(such tender offer consideration, together with the amounts in the two bullet points above, the “combined tender and cash amounts”) exceeds 10% of our market capitalization, being the product of the sale price per share of our common stock on the date of acceptance of shares in such tender offer and the number of shares of common stock then outstanding. In these circumstances, we will adjust the conversion ratio by multiplying the conversion ratio then in effect by a fraction,

•	the numerator of which is equal to the product of (x) the current market price of our common stock multiplied by (y) the number of shares of common stock then outstanding (including any tendered shares) minus the number of all shares validly tendered and not withdrawn as of the expiration of the tender offer; and

•	the denominator of which is equal to (p) the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding (including any tendered shares) minus (q) the combined tender and cash amounts.

Notwithstanding the foregoing, there will be no adjustment of the conversion rate upon issuance of shares pursuant to a dividend reinvestment plan or because of a tender or exchange offer to holders of less than 100 shares of our common stock.

      We have issued rights to all of our holders of common stock pursuant to our stockholder rights plan described under “Description of Capital Stock — Stockholder Rights Plan.” This plan may be amended or renewed or a replacement rights plan may be adopted by us. There will be no adjustment upon the issuance of rights pursuant to any such rights plan prior to such rights being separated from the common stock. If any holder converts debentures prior to the rights trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock. Following the occurrence of a separation event, holders will only receive common stock upon a conversion of any debentures without the right. Similarly, if we elect to settle our conversion obligation in cash, the amount of the payment will not include the value of the right. However, upon the occurrence of the separation event, the conversion ratio will be adjusted. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

      We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered debentures, with a copy to the trustee and the conversion agent, of any adjustments.

      In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each debenture then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the debentures were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

      We may, from time to time, to the extent permitted by law, increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of debentures at least 15 days’ notice, with a copy to the trustee and the conversion agent, of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a change in control as defined below.

      If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of cash in excess of our current dividend rate, evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares of common stock into which debentures are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of the debentures. See “Certain United States Federal Income Tax Considerations — Dividends.”

Redemption by Bowne

      We may redeem for cash any portion of the debentures at any time on or after October 1, 2008 upon at least 30 and not more than 60 days’ notice by mail to the holders of the debentures. The redemption price will be equal to 100% of the principal amount to be redeemed together with accrued and unpaid interest and additional interest, if any, up to, but not including, the redemption date. Unless we default in the payment of the redemption price, on the redemption date interest will cease to accrue on the debentures called for redemption.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

      If the trustee selects a portion of a holder’s debenture for partial redemption and such holder converts a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

      In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of such debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is mailed to all holders of debentures to be so redeemed, or

•	register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

      No sinking fund is provided for the debentures, which means that the indenture does not require us to redeem or retire the debentures periodically.

      We or a third party may, to the extent permitted by applicable law, at any time purchase debentures in the open market, by tender at any price or by private agreement. Any debenture that we purchase or a third party purchases may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the Initial Purchasers, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any debentures surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Payment and Conversion

      Payment of any interest on the debentures will be made to DTC or its nominee or the person in whose name the debenture, or any predecessor debenture, is registered at the close of business on March 15 or September 15, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”).

      Payments on any global debenture registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the debentures, including any global debenture, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global debenture, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global debentures; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We will not be required to make any payment on the debentures due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date, and no interest will accrue on the payment for the additional period of time.

      If the debentures are registered in your name as a result of the occurrence of an event described under “— Form, Denomination, Transfer, Exchange and Book-Entry Procedures,” and you hold registered debentures with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York if you provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

      Debentures may be converted at the corporate trust office of the conversion agent. A conversion request must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under “— Conversion Rights.”

      We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the debentures have been received by the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the debentures have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in the Borough of Manhattan, The City of New York for conversion of the debentures. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

      All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any debentures which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase Rights

      Holders have the right to require us to repurchase the debentures on October 1, 2008, October 1, 2013, October 1, 2018, October 1, 2023 and October 1, 2028, each of which we refer to as a “repurchase date”, at a repurchase price equal to 100% of the principal amount of debentures to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be received by the paying agent during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to some additional conditions as described below.

      We will pay the repurchase price for any debentures submitted for repurchase by us on October 1, 2008 solely in cash. At our sole option, we may elect to pay the repurchase price for any debentures submitted for repurchase by us on October 1, 2013, October 1, 2018, October 1, 2023 or October 1, 2028, in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 95% of the average of the sale prices of our common stock for the five trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of our common stock to be issued upon repurchase under the Securities Act, if required;

•	qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

      We are required to give notice at least 20 business days prior to each repurchase date to all holders stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below and with respect to debentures submitted for repurchase by us on October 1,

2013, October 1, 2018, October 1, 2023 or October 1, 2028, whether the purchase price will be paid in cash or shares of our common stock, or a combination with a portion payable in cash or shares of our common stock.

      Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

      The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to be received by the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to the repurchase notice.

      Your withdrawal notice must comply with appropriate DTC procedures.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

      If the paying agent holds money or shares of our common stock, as applicable, sufficient to pay the purchase price of a debenture for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, on the repurchase date, such debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not such debenture is delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of such debenture.

      We may arrange for a third party to purchase any debentures for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the offer to repurchase the debentures. If a third party purchases any debentures under these circumstances, then interest will continue to accrue on those debentures and those debentures will continue to be outstanding after the repurchase date. The third party subsequently may resell those purchased debentures to other holders, and those debentures will be fungible with all other debentures then outstanding. If the holder who has delivered a repurchase notice fails to deliver the debentures to the third party on or before the repurchase date, then the third party that intended to repurchase the bonds will be released from its obligations to do so and the holder who delivered the repurchase notice but failed to deliver the debentures will have no further rights under the indenture to require repurchase by us or by the third party with respect to that repurchase notice.

      Our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See “Risk Factors — We may not have sufficient cash to purchase the debentures if you exercise your option to require us to purchase the debentures.”

Repurchase at Option of Holders Upon a Change in Control

      If a “change in control” as defined below occurs, holders will have the right, at their option, to require us to repurchase all of their debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the debentures to be repurchased, together with accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

      At our sole option, we may elect to pay the repurchase price for any debentures submitted for repurchase by us in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 95% of the average of the sale prices of our common stock for the five trading days immediately preceding and including the third business day immediately preceding the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions similar to those described under “— Repurchase Rights” with respect to the repurchase of debentures by us on October 1, 2013, October 1, 2018, October 1, 2023 or October 1, 2028.

      Within 30 days after the occurrence of a change in control, we are obligated to give each holder of debentures notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of such holder’s exercise of its repurchase right, and if the debenture is a definitive debenture, together with the debentures with respect to which the right is being exercised. We are required to repurchase the debentures on the date that is 45 days after the date of our notice.

      A change in control will be deemed to have occurred at any time that any of the following occurs:

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

•	pursuant to which the holders of shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

      However, a change in control will not be deemed to have occurred if:

•	the sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the debentures in effect on each of those five trading days; or

•	at least 90% of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the debentures become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

      For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate;

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	a “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

      We may arrange for a third party to make an offer to repurchase the debentures upon a change in control in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the offer to repurchase the debentures validly tendered and not withdrawn under the terms of the offer to repurchase the debentures.

      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules to the extent they apply at that time.

      The definition of change in control includes a phrase relating to the conveyance, sale, transfer or lease of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our indebtedness.

      Although we have the right to repurchase the debentures with our common stock, subject to certain conditions, we cannot assure you that we would be able to meet those conditions or would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the debentures when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Mergers and Sales of Assets by Bowne

      We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us unless:

•	the surviving entity formed by such consolidation or into or with which we are merged or the surviving entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the U.S., any state within the U.S. or the District of Columbia and, if we are not the surviving entity, the surviving entity executes and files with the trustee a supplemental indenture assuming the payment of the principal of, premium, if any, and interest on the debentures and the performance of our other covenants under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

      The following will be events of default under the indenture:

•	we fail to pay the principal of or premium, if any, on any debenture at maturity, upon redemption, repurchase or following a change in control, when the same becomes due and payable, whether or not prohibited by the subordination provisions of the indenture;

•	we fail to pay any interest, including any additional interest, on any debenture when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

•	we fail to provide notice of a change in control as required by the indenture;

•	we fail to satisfy our conversion obligation upon exercise of a holder’s conversion right, unless such default is cured within five business days after written notice of default is given by us to the trustee or the holder of such debenture;

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of outstanding debentures;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $15.0 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

      The term “significant subsidiary” shall have the meaning set forth in Rule 1-02(w) of Regulation S-X.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished indemnity reasonably satisfactory to the trustee. Subject to providing indemnification to the trustee and other conditions provided for in the indenture, the holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Bowne occurs and is continuing, either the trustee or the holders of at least 25%

in principal amount of the outstanding debentures may accelerate the maturity of all debentures; provided that so long as any indebtedness incurred pursuant to our revolving credit facility is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such indebtedness under our revolving credit facility or (2) five business days after receipt by the senior debt representative for the revolving credit facility of written notice of such acceleration. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debentures may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of principal of the debentures that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Bowne occurs, then the principal of, and accrued interest on, all the debentures will automatically become immediately due and payable without any declaration or other act on the part of the holders of the debentures or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

      A holder will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debentures have made written request and offered indemnity reasonably satisfactory to the trustee to institute proceedings;

•	the trustee shall have failed to institute such a proceeding within 60 days of the written request; and

•	the trustee has not received during such 60 day period from the holders of a majority in aggregate principal amount of the outstanding debentures a direction inconsistent with the written request.

      However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of, premium, if any, or interest, including additional interest, on its debenture on or after the respective due dates expressed in its debenture or its right to convert its debenture in accordance with the indenture.

      We are required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in that performance.

Meetings, Modification and Waiver

      The indenture contains provisions for convening meetings of the holders of debentures to consider matters affecting their interests.

      Limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the debentures. We and the trustee may amend or supplement the indenture or the debentures without notice to or the consent of the debenture holders to:

•	provide for our successor pursuant to a merger, consolidation or sale of assets;

•	provide for a successor trustee with respect to the indenture and the debentures;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision; provided that such modification will not adversely affect the interests of the holders of the debentures;

•	add to our covenants for the benefit of the holders of all or any of the debentures or to surrender any right or power conferred upon us by the indenture;

•	secure the debentures;

•	make any change that does not adversely affect any outstanding debentures;

•	increase the conversion rate or reduce the conversion price; provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the debentures; or

•	comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

      Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the debentures at the time outstanding; or

•	by the adoption of a resolution, at a meeting of holders of the debentures at which a quorum is present, by the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding represented at such meeting.

      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

      However, a modification or amendment requires the consent of the holder of each outstanding debenture affected by such change if it would:

•	change the stated maturity of the principal of or interest on a debenture;

•	reduce the principal amount of, or any premium or interest on, any debenture;

•	reduce the amount payable upon a redemption or mandatory repurchase;

•	modify the provisions with respect to the repurchase rights of holders of debentures in a manner adverse to the holders;

•	modify the subordination provisions of the debentures in a manner adverse to the holders;

•	modify our right to redeem the debentures in a manner adverse to the holders;

•	change the place or currency of payment on a debenture;

•	impair the right to institute suit for the enforcement of any payment on any debenture;

•	adversely affect the right to convert the debentures, other than a modification or amendment required by the terms of the indenture;

•	modify our obligation to deliver information required under Rule 144A to permit resales of the debentures and common stock issued upon conversion of the debentures if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with provisions of the indenture or to waive defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of debentures at which a resolution is adopted.

Registration Rights

      We have entered into a registration rights agreement with the Initial Purchasers. In the registration rights agreement we agree, for the benefit of the holders of the debentures and the shares of common stock issuable upon conversion of the debentures, commonly referred to as the registrable securities, that we will, at our expense:

•	file with the SEC, within 90 days after the date the debentures are originally issued, a shelf registration statement covering resales of the registrable securities;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 210 days after the date the debentures are originally issued, and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) such time as there are no registrable securities outstanding; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by non-affiliates of Bowne; and (iii) two years after the date of the last issuance of the debentures.

      We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the SEC and when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

      A registrable security will not be deemed to be outstanding at such time as it is no longer a restricted security as defined in the registration rights agreement. This generally will occur when it is sold under the shelf registration statement or otherwise is no longer subject to transfer restrictions under the Securities Act.

      We may, upon written notice to all holders of debentures, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material nonpublic information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole or would impede the consummation of a proposed or pending material business transaction. Notwithstanding any such postponement, additional interest, referred to as “additional interest”, will accrue with respect to the debentures and additional cash payments, referred to as “additional cash amounts”, will be payable with respect to shares of our common stock issued upon conversion of the debentures, in each case if either of the following registration defaults occurs:

•	on or prior to the 90th day following the date the debentures were originally issued, a shelf registration statement has not been filed with the SEC; or

•	on or prior to the 210th day following the date the debentures were originally issued, the shelf registration statement is not declared effective.

      In that case, except as noted below, additional interest will accrue with respect to any debentures and additional cash amounts will accrue with respect to any shares of our common stock issued upon conversion of debentures, in either case, that are then restricted securities from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest and additional cash amounts will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date under the indenture following the date on which the additional interest or additional cash amount, as the case may be, began to accrue.

      The rates at which additional interest and additional cash amounts will accrue will be:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default; and

•	0.5% of the principal amount per annum from and after the 91st day after the registration default.

•	In the case of shares of our common stock issued on conversion of the debentures which are then restricted securities, any additional cash amounts will accrue with respect to each such share at the rates described above applied to the conversion price at which such share was issued upon conversion of the relevant debentures.

      In addition, additional interest will accrue on any debentures and additional cash amounts will accrue with respect to any shares of common stock issued upon conversion of the debentures, in each case which are then registrable securities if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

      In either event, additional interest will accrue at a rate of 0.5% per annum with respect to any debentures and additional cash amounts will accrue at a rate of 0.5% per annum with respect to any shares of common stock issued upon conversion of the debentures, in each case which are then registrable securities, from the 31st day of the 90-day period or the 91st day of the 12-month period until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

•	the earliest of (i) such time as there are no registrable securities outstanding; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by non-affiliates of Bowne; and (iii) two years after the date of the last issuance of the debentures.

      A holder of registrable securities will not be entitled to additional interest or additional cash amounts unless the holder has properly provided all information requested by the notice and questionnaire substantially in the form of Annex A attached to this prospectus and described below prior to the date of the event requiring the payment of additional interest or additional cash amounts.

      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling securityholder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

      We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the effective time we intend in good faith to have the shelf registration statement declared effective.

      No holder of registrable securities will be entitled:

•	to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a properly completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

      Holders of registrable securities will, however, have at least 20 business days from the date on which the notice and questionnaire is first mailed to return a properly completed and signed notice and questionnaire to us.

      Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a properly completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement. Under certain circumstances we may delay including in the shelf registration statement the registrable securities covered by a properly completed notice and questionnaire.

      We will agree in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock initially issuable upon conversion of the debentures to be listed on the New York Stock Exchange. However, if the common stock is not then listed on the New York Stock Exchange, we will use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the debentures to be quoted or listed on whichever stock exchange or trading system on which the common stock is then primarily traded, on or prior to effectiveness of the shelf registration statement.

      This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the debentures upon request to us.

Notices

      Notices to holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

      Notice of a redemption of debentures will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the debentures will be irrevocable.

Satisfaction and Discharge

      We may discharge our obligations under the indenture, except as to the right of conversion and certain other rights of holders specified in the indenture, while debentures remain outstanding if (1) all outstanding debentures have or will become due and payable at their scheduled maturity within one year or (2) all outstanding debentures are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debentures on the date of their scheduled maturity or the scheduled date of redemption.

Payment of Stamp and Other Taxes

      We will pay all stamp and other duties, if any, that may be imposed by the U.S. or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the debentures or of shares of common stock upon conversion of the debentures, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay the tax. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

      The indenture, the debentures, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to conflicts of laws principles thereof.

The Trustee

      If an event of default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to that provision, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debentures, unless they shall have furnished to the trustee security or indemnity reasonably satisfactory to the trustee. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of business.

Calculations in Respect of the Debentures

      We are responsible for making many of the calculations called for under the debentures. These calculations include, but are not limited to, determination of the sale price of our common stock, adjustments to the conversion rate and amounts of additional interest, if any, payable on the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 60,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share, in one or more series, none of which have been issued. As of October 14, 2003 there were 33,904,477 shares of common stock outstanding and no shares of preferred stock outstanding. As of the same date, there are also outstanding 33,904,477 rights to purchase Series B Preferred Stock, $.01 par value per share.

Common Stock

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion or repurchase of the debentures will be, fully paid and non-assessable.

Preferred Stock

      Under our certificate of incorporation, our board of directors is authorized, without further action by the stockholders, to determine the powers, rights and preferences, and the qualifications, limitations or restrictions of the shares of any series, and the number of shares constituting any series.

      The issuance of preferred stock could adversely affect the voting power of holders of common stock, which, together with the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation, may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the securities being offered by this prospectus.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

      Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock.

      Charter Documents. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

•	provides for a classified board of directors;

•	provides that directors may be removed only for cause;

•	provides that the board may appoint new directors to fill vacancies or newly created directorships;

•	provides that the authorized number of directors may be changed only by a resolution adopted by a majority of the entire board of directors; and

•	authorizes our board of directors to issue preferred stock, which may have voting rights and, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

Stockholder Rights Agreement

      In 1998, we adopted a stockholder rights agreement. The rights agreement is designed to protect our stockholders in the event of an unsolicited unfair offer to acquire us and to encourage a potential bidder to negotiate with our board of directors. Under the rights agreement, each outstanding common share is entitled to one right which is evidenced by the common stock certificate. Each right entitles the registered holder to purchase from us one-thousandth of a share of Series B Preferred Stock. The purchase price will initially be $125.00 per one-thousandth of a share, subject to adjustment from time to time. Each share of Series B Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $100 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding up of Bowne, the holders of the Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Series B Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Furthermore, in the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise of a right and payment of the purchase price, the number of shares of common stock having a market value of two times the purchase price. The rights are redeemable by us under certain circumstances at a redemption price of $.01 per right. The rights will expire on January 30, 2007, unless the expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by us.

      The provisions in the rights plan would cause an unapproved takeover to be much more expensive to a potential acquirer, resulting in a strong incentive for the potential acquirer to negotiate with our board of directors to redeem the rights or approve the transaction instead of pursuing a hostile strategy.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Bank of New York, 101 Barclay Street, New York, NY 10286. Its telephone number is 212-815-4019, and its web site is www.bankofny.com.

SELLING SECURITYHOLDERS

      The debentures were originally issued to the Initial Purchasers in a private offering that closed on September 24, 2003. The Initial Purchasers have advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the common stock into which the debentures are convertible.

      The table below sets forth information with respect to the selling securityholders, the principal amount of the debentures and the number of shares of common stock into which the debentures are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

      We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before October 17, 2003. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the debentures or common stock listed below, no estimate can be given as to the amount of debentures or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information in the table is presented.

      Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

	Original Principal
	Amount of		Number of Shares
	Debentures	Percentage of	of Common Stock	Percentage of
	Beneficially Owned	Debentures	That May be	Common Stock
Selling Securityholder	and Offered	Outstanding	Sold(1)	Outstanding(2)(3)

Unnamed securityholders or any future transferees, pledgees, donees or successors of or from any such unnamed securityholders(4)	$75,000,000	100%	4,058,445	11.97%
Total	$75,000,000	100%	4,058,445	11.97%

(1)	Assumes conversion of all of the holder’s debentures at a conversion rate of 54.1126 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described under “Description of Debentures — Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under “Description of Debentures — Conversion Rights.”

(2)	Calculated based on 33,904,477 shares of common stock outstanding as of October 14, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s debentures, but we did not assume conversion of any other holder’s debentures.

(3)	Assumes that all holders of debentures, or any future transferees, pledgees, donees or successors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(4)	Additional information about selling securityholders will be set forth in prospectus supplement or amendments to this prospectus if and when necessary.

RECENT AMENDMENTS TO EXISTING SENIOR INDEBTEDNESS

      On September 16, 2003, we entered into a second amendment for our revolving credit facility that, among other things:

•	provided for the permanent reduction of the credit facility by at least $50 million to the extent we use the net proceeds from this offering to reduce our borrowings under that facility;

•	modified our permitted leverage ratio under the revolving credit facility; and

•	added provisions relating to repayment and modification of subordinated debt, and approved the subordination provisions of the debentures being offered in this prospectus.

      Our $75.0 million in aggregate principal amount of senior notes consists of three tranches: $25.0 million of 6.90% senior notes due January 30, 2007, $28.0 million 7.31% senior notes due January 30, 2012 and $22.0 million 7.85% senior notes due January 30, 2012. Due to the impact of the continued economic downturn on our business, in March 2003 we modified certain financial covenant requirements and definitions under the senior notes. On September 17, 2003, we entered into a third amendment for our senior notes that, among other things:

•	made the existing temporary increase in interest rates permanent;

•	made a new temporary increase in interest rates of 10 basis points, which will remain in effect until we obtain an investment grade rating with respect to the senior notes;

•	required us to make an offer to repurchase up to $25.0 million of the senior notes at par with the net proceeds from this offering, which offer has expired, and as of October 14, 2003, $15.0 million of the senior notes have been tendered for repurchase;

•	gave the holders of senior notes a put option exercisable during the six months immediately prior to October 1, 2008, the first date on which holders of the debentures issued in this offering may require us to repurchase debentures;

•	adjusted the fixed charge coverage ratio test to be 1.50 to 1.00 beginning as of the fourth quarter 2003 and for the remaining life of the senior notes;

•	added a debt to EBITDA ratio test of 3.25 to 1.00 and a senior debt to EBITDA ratio test of 2.50 to 1.00 in the covenant that limits our ability to incur indebtedness; and

•	removed a $25.0 million dollar limitation on potential acquisitions consummated before March 31, 2004.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary describes the material U.S. federal income tax consequences of the ownership of debentures and, with respect to non-U.S. holders (as defined below), the shares of common stock into which the debentures may be converted, as of the date hereof. Except where noted, it deals only with debentures and shares of common stock held as capital assets. This summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding debentures as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of debentures or shares of common stock whose “functional currency” is not the U.S. dollar;

•	investors in pass-through entities;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

      If a partnership holds debentures or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the debentures or shares of common stock, you should consult your tax advisors.

      If you are considering the purchase of debentures, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

      As used herein, the term “U.S. holder” means a beneficial owner of debentures or shares of common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      A “non-U.S. holder” is a beneficial owner of debentures or shares of common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies” and “foreign personal holding companies”. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

      This discussion assumes that the debentures were not issued with more than a de minimis amount of original issue discount. In such case, interest on a debenture will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Constructive Dividend

      The conversion rate of the debentures will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of debentures will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is unclear whether a constructive dividend deemed paid to holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation and whether corporate holders would be entitled to the dividends received deduction with respect to such dividends.

Market Discount

      If you purchase a debenture for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debenture as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debenture at the time of its payment or disposition. Any unrecognized market discount will carry over to common stock received upon conversion or repurchase by us of the debentures. In addition, you may be required to defer, until the maturity of the debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debenture.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debenture, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the debenture, applies only to that debenture, and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

Amortizable Bond Premium

      If you purchase a debenture for an amount in excess of the sum of all amounts payable on the debenture after the purchase date other than stated interest, you will be considered to have purchased the debenture at a “premium”. You generally may elect to amortize the premium over the remaining term of the debenture on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debenture. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, Exchange, Redemption, or Other Disposition of Debentures

      Except as provided below under “Conversion of Debentures into Common Stock, Cash or a Combination Thereof” you will generally recognize gain or loss upon the sale, exchange, redemption, repurchase (including a repurchase by a third party, regardless of whether you receive cash, common stock or a combination thereof) or other disposition of a debenture equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the debenture. Your tax basis in a debenture will generally be equal to the amount you paid for the debenture increased by market discount that you previously included in income and reduced by any amortized premium and any cash payments on the debenture other than stated interest. Except as described above with respect to market discount, any gain or loss recognized on a taxable disposition of the debenture will be capital gain or loss. If you are an individual and have held the debenture for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Debentures Into Common Stock, Cash or a Combination Thereof

      Neither gain nor loss will be recognized by holders on the exchange of debentures into shares of common stock upon conversion or repurchase by us (and not by a third party purchaser), except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your debentures upon conversion or repurchase or if your debenture is repurchased by a third party, you will recognize gain or loss in an amount determined in the same manner as if you disposed of the debentures in a taxable disposition (as described above under “Sale, Exchange, Redemption or other Disposition of Debentures”). If a combination of cash and stock is received in exchange for your debentures upon conversion or repurchase, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the debenture (excluding the portion of the tax basis attributable to the fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash attributable to accrued interest or received in lieu of a fractional share).

      The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the debenture that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion or repurchase (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the debenture that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the debentures except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. Upon a subsequent disposition of the common stock, a portion of any gain would be treated as ordinary income rather than capital gain to the extent of any accrued market discount on the converted debenture not previously included in income. You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for debentures upon conversion or repurchase and the ownership of our common stock.

Information Reporting and Backup Withholding

      Information reporting requirements generally will apply to payments of interest on the debentures and dividends on shares of common stock and to the proceeds of a sale of a debenture or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders

Payments of Interest

      The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a debenture under the “portfolio interest rule” provided that:

•	interest paid on the debenture is not effectively connected with your conduct of a trade in the United States,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a debenture is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form)) or (b) you hold your debentures through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations.

      Special rules apply to non-U.S. holders that are pass-through entities.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on the debentures is effectively connected with the conduct of that trade or business then, although exempt from the withholding tax discussed above, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Payments of Dividends

      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “Constructive Dividend” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates.

Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

      As described more fully under “Description of the Debentures — Registration Rights”, upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to federal withholding.

Sale, Exchange, Redemption or Other Disposition of Debentures or Shares of Common Stock

      Any gain realized upon the sale, exchange, redemption or other disposition of a debenture or share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under the first bullet point above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

      Your estate will not be subject to U.S. federal estate tax on debentures beneficially owned by you at the time of your death, provided that any payment to you on the debentures would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “Consequences to Non-U.S. Holders — Payments of Interest” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the debenture would not have been effectively connected with the conduct by you of a trade or business in the U.S. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient).

      In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a debenture or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the debentures (and the common stock issuable upon conversion or repurchase of the debentures) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the debentures (and the common stock issuable upon conversion or repurchase of the debentures) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the debentures and the common stock issuable upon conversion or repurchase of the debentures by an ERISA Plan with respect to which the issuer or the selling securityholder, as applicable, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

      ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. Since the debentures may be converted into our common stock there can be no assurance that equity participation in us by benefit plan investors will not be significant. Although no assurance can be given in this regard, we believe that we qualify as an “operating company” and/or the common stock will qualify as a “publicly-offered security.”

Plan Asset Consequences

      If our assets were deemed to be “plan assets” under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and/or the Code.

      Because of the foregoing, the debentures (and the common stock issuable upon conversion or repurchase of the debentures) should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

      Accordingly, by acceptance of the debentures and the common stock issuable upon conversion or repurchase of the debentures, each purchaser and subsequent transferee of the debentures and the common stock will be deemed to have represented and warranted that either (A) no portion of the assets used by such purchaser or transferee to acquire and hold the debentures and common stock issuable on conversion or repurchase of the debentures constitutes assets of any Plan or (B) the purchase and holding of the debentures and the common stock issuable upon conversion or repurchase of the debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the debentures and the common stock issuable upon conversion or repurchase of the debentures.

PLAN OF DISTRIBUTION

      We are registering the debentures and common stock issuable upon conversion of the debentures covered by this prospectus to permit securityholders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The debentures and shares of common stock issuable upon conversion of the debentures are being offered on behalf of the selling securityholders.

      The debentures and shares of common stock issuable upon conversion of the debentures may be sold or distributed from time to time by the selling securityholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the debentures or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the debentures or shares of common stock are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. Unless otherwise permitted by law, if the debentures or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

      The sale of the debentures or shares of common stock may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the debentures or shares of common stock may be listed or quoted at the time of sale;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

      In addition, any debentures or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

      These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

      In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the debentures or shares of common stock, sell the debentures or shares of common stock short and deliver these securities to close out such short positions, or loan or pledge the debentures or shares of common stock to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the debentures or shares of common stock which may be resold thereafter pursuant to this prospectus if the debentures or shares of common stock are delivered by the selling securityholders.

      The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the debentures or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the debentures or shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the debentures or shares of common stock to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

      Brokers, dealers, underwriters or agents participating in the distribution of the debentures or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the debentures or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

      The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of debentures or shares of common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of debentures or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the debentures or shares of common stock. Selling securityholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules under the Exchange Act may apply to sales of debentures or shares of common stock in the market and to the activities of the selling securityholders and their affiliates.

      Under the registration rights agreement that has been filed as an exhibit to this registration statement, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) such time as there are no registrable securities outstanding; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by non-affiliates of Bowne; and (iii) two years after the date of the last issuance of the debentures.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances for a period not to exceed 30 days in any 90-day period and not to exceed an aggregate of 90 days in any 12-month period if the Board of Directors of the Company has determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in the best interests of the Company to suspend use of this prospectus, we agreed to pay predetermined additional amounts to holders of the debentures and shares of common stock issuable upon conversion of the debentures if the prospectus is unavailable for the periods in excess of those permitted above.

      Under the registration rights agreement, we have agreed to indemnify the initial purchaser, each selling securityholder and certain other persons, and each selling securityholder has agreed to indemnify us, the initial purchaser, the other selling securityholders and certain other persons, against certain specified liabilities, including liabilities arising under the Securities Act.

      We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the debentures and the shares of common stock covered by this prospectus.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the debentures and common stock issuable upon conversion of the debentures will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

INDEPENDENT AUDITORS

      The consolidated financial statements of Bowne & Co., Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report that also is incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by Bowne & Co., Inc. in connection with the issuance and distribution of the debentures and underlying common stock being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by Bowne & Co., Inc.

SEC Registration Fee	$6,067.50
Legal Fees and Expenses(1)	30,000.00
Accounting Fees and Expenses(1)	15,000.00
Trustee’s Fees and Expenses (1)	10,000.00
Miscellaneous Expenses(1)	6,000.00

Total(1)	$67,067.50

(1)	Estimated.

Item 15.     Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

      In accordance with Section 102(b)(7) of the Delaware Law, the Certificate of Incorporation of Bowne & Co., Inc. provides that the directors of Bowne & Co., Inc. shall not be personally liable to Bowne & Co., Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Article VII of the bylaws of Bowne & Co., Inc. (filed as Exhibit 3.2) provides for indemnification of the officers and directors of Bowne & Co., Inc. to the fullest extent permitted by applicable law.

Item 16.	Exhibits

Exhibit
Number	Description

3.1	Certificate of Incorporation of Bowne & Co., Inc. (filed as Exhibit 2 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).
3.2	By-Laws of Bowne & Co., Inc. (filed as Exhibit 4 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).

Exhibit
Number	Description

4.1	Specimen of Common Stock Certificate.
4.2	Indenture dated as of September 24, 2003 among Bowne & Co., Inc. and The Bank of New York, as Trustee.
4.3	Registration Rights Agreement dated as of September 24, 2003 among Bowne & Co., Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc.
4.4	Certificate of Designations of Series B Junior Participating Preferred Stock of Bowne & Co., Inc. (filed as Exhibit 3 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).
4.5	Rights Agreement, dated as of June 19, 1998 between Bowne & Co., Inc. and The Bank of New York (filed as Exhibit 5 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File no. 001-05842, and incorporated herein by reference).
5.1	Opinion of Simpson Thacher & Bartlett LLP.
5.2	Opinion of Philip E. Kucera, Esq.
10.1	Third Amendment, dated as of September 17, 2003, to Note Purchase Agreements dated January 30, 2003, relating to $75.0 million Senior Notes.
10.2	Second Amendment, dated as of September 18, 2003, to Credit Agreement dated as of July 2, 2002, related to $175.0 million revolving credit facility.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).
23.3	Consent of Philip E. Kucera, Esq. (included in opinion filed as Exhibit 5.2 to this Registration Statement).
24.1	Powers of Attorney (included in the signature pages of this Registration Statement).
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, The Bank of New York, as trustee.

Item 17.	Undertakings.

      A. Each of the undersigned registrants hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Bowne & Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of October, 2003.

BOWNE & CO., INC.

By:	/s/ C. CODY COLQUITT

Name: C. Cody Colquitt

Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints C. Cody Colquitt and Scott L. Spitzer and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on his behalf, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on his behalf, sign and file with the Securities and Exchange Commission any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on his behalf, sign and file with the Securities and Exchange Commission any exhibits to this Registration Statement or any such registration statement or amendments (including post-effective amendments), (iv) act on his behalf, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on his behalf and file any supplement to any prospectus included in this Registration Statement or any such registration statement or amendment and (vi) take any and all actions which may be necessary, or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. JOHNSON Robert M. Johnson	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	October 17, 2003

/s/ C. CODY COLQUITT C. Cody Colquitt	Senior Vice President and Chief Financial Officer (principal financial officer)	October 17, 2003

/s/ RICHARD BAMBACH, JR. Richard Bambach, Jr.	Vice President and Corporate Controller (principal accounting officer)	October 17, 2003

/s/ CARL J. CROSETTO Carl. J. Crosetto	President and Director	October 17, 2003

/s/ GLORIA M. PORTELA Gloria M. Portela	Director	October 17, 2003

/s/ H. MARSHALL SCHWARZ H. Marshall Schwarz	Director	October 17, 2003

/s/ WENDELL M. SMITH Wendell M. Smith	Director	October 17, 2003

/s/ LISA A. STANLEY Lisa A. Stanley	Director	October 17, 2003

/s/ VINCENT TESE Vincent Tese	Director	October 17, 2003

/s/ HARRY WALLAESA Harry Wallaesa	Director	October 17, 2003

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation of Bowne & Co., Inc. (filed as Exhibit 2 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).
3.2	By-Laws of Bowne & Co., Inc. (filed as Exhibit 4 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).
4.1	Specimen of Common Stock Certificate.
4.2	Indenture dated as of September 24, 2003 among Bowne & Co., Inc. and The Bank of New York, as Trustee.
4.3	Registration Rights Agreement dated as of September 24, 2003 among Bowne & Co., Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc.
4.4	Certificate of Designations of Series B Junior Participating Preferred Stock of Bowne & Co., Inc. (filed as Exhibit 3 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).
4.5	Rights Agreement, dated as of June 19, 1998 between Bowne & Co., Inc. and The Bank of New York (filed as Exhibit 5 to Bowne & Co., Inc.’s Current Report on Form 8-K filed on June 23, 1998, File No. 001-05842, and incorporated herein by reference).
5.1	Opinion of Simpson Thacher & Bartlett LLP
5.2	Opinion of Philip E. Kucera, Esq.
10.1	Third Amendment, dated as of September 17, 2003, to Note Purchase Agreements dated January 30, 2003, relating to $75.0 million Senior Notes.
10.2	Second Amendment, dated as of September 18, 2003, to Credit Agreement dated as of July 2, 2002, related to $175.0 million revolving credit facility.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).
23.3	Consent of Philip E. Kucera, Esq. (included in opinion filed as Exhibit 5.2 to this Registration Statement).
24.1	Powers of Attorney (included in the signature pages of this Registration Statement).
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee.